EXHIBIT 3.27

                         CERTIFICATE OF INCORPORATION OF

                          BMC Acquisition Incorporated

        1. The name of the corporation is BMC Acquisition Incorporated

        2. The address of its registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 229 South State Street in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

        3. The nature of the business and the purposes of the Corporation to be conducted or promoted are:

                a. To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                b. To conduct its business in any of the states, territories, colonies or dependencies of the United States, and in any and all foreign countries; to have one or more offices therein, and to hold, purchase and convey real and personal property, both within and without limit as to amount.

                c. Without in any manner limiting any of the objects and powers of the Corporation, but in furtherance thereof, it is hereby expressly declared and provided that the Corporation shall have power to acquire and undertake the goodwill, property, rights, franchises and assets of every kind, and the liabilities, of any person, firm association or corporation, in whole or in part, and pay for the same in cash, stock or bonds of the corporation or otherwise; to enter into, make, perform and carry out contracts of every kind and for any lawful purpose; to make and issue its bond, debentures, promissory notes and other negotiable instruments, and to pledge any stock, bonds or obligation, or mortgage any property which may be acquired by it to secure the same, to guarantee any dividends, bonds, contracts or other obligations; to purchase, hold and reissue the shares of its capital stock, and to do any or all other things to the same extent as natural persons might or could do, and in any part of the world.

        4. The total number of shares of stock which the Corporation shall have the authority to issue is:

                a. One Thousand (1,000) shares of Common Stock, par value $1.00 per share. No holder of Common Stock shall have any preemptive right of subscription to any share of any class of stock or other securities of the Corporation, whether now or hereafter authorized or issued. Holders of such shares shall be entitled to one vote per share on all matters upon which stockholders are entitled to vote.

                b. One Thousand (1,000) shares of Preferred Stock, no par value. No holder of Preferred Stock shall have any preemptive right of subscription to any share of any class of stock or other securities of the Corporation, whether now or hereafter authorized or issued. The Preferred


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Stock, no par value, may be issued in one or more series, from time to time, with such designations, preferences and relative participating, option or other special rights and qualifications, limitations or restrictions thereon as may be provided in a resolution or resolutions adopted by the Board of Directors of the Corporation. The authority of the Board of Directors of the Corporation includes, but is not limited to, the determination or fixing of the following with respect to the shares of each series of such Preferred Stock, no par value, viz., (i) the number and designation of shares; (ii) the dividend rate and whether the dividends are to be cumulative; (iii) whether shares are to be redeemable and, if so, the terms and provisions applying thereto; (iv) whether there shall be a sinking fund and, if so, the terms and provisions applying thereto; (v) whether the shares should be convertible and, if so, the terms and provisions applying thereto; (vi) rights on liquidation; (vii) what, if any, restrictions on the payment of dividends on other classes of stock shall apply;
(viii) what voting rights are to apply; and (ix) any other rights, preferences and limitations. The Corporation may from time to time issue and dispose of any of the authorized and unissued shares of Preferred Stock, no par value, for such consideration as may be fixed from time to time by the Board of Directors without action by the stockholders.

        5. The name and mailing address of the incorporator is as follows:


            NAME                       MAILING ADDRESS
            --------------------------------------------------------------
            Stephen A. Block           GAF Corporation
                                       1361 Alps Road Wayne, New Jersey
                                       07470

        6. The corporation is to have perpetual existence.

        7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

        8. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. the Corporation may be kept (subject contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        9. The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The indemnification herein provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, note of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out


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of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the General Corporation Law of the State of Delaware.

        10. To the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Signed: August 3, 1988

/s/ Stephen A. Block
----------------------

0424F


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      STATE OF DELAWARE
      SECRETARY OF STATE
      DIVISION OF CORPORATIONS
      FILED 02:30 PM 11/16/1990 750320051 - 2168558



                            CERTIFICATE of AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          BMC ACQUISITION INCORPORATED

                         ADOPTED IN ACCORDANCE WITH THE
                          PROVISIONS OF SECTION 242 of
                      THE DELAWARE GENERAL CORPORATION LAW

        It is hereby certified that:

        1. The present name of the corporation (the "Corporation") is BMC Acquisition Incorporated.

        2. The Certificate of incorporation of the corporation WAS filed with the Secretary of State of Delaware on August 4, 1988.

        3. Article 1 OF THE CERTIFICATE OF INCORPORATION OF the Corporation is hereby amended to read in its entirety as follows:

        1. The name of the corporation (hereinafter called the "Corporation") is PequannocK Valley Claim Service Company, Inc.

        4. The foregoinq amendment was declared advisable by a resolution duly adopted by unanimous written consent of the directors of the corporation dated November 15, 1990, and was duly adopted in accordance with the provisions of
Section 242 of -the Delaware General Corporation Law by the affirmative vote of the sole stockholder of the Corporation.


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        IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Ellis R. Mirsky, its Vice President. and Eleanor Carlson, its Assistant Secretary, this 15th day of November, 1990.


BMC ACQUISITION INCORPORATED



By:      /s/ Ellis R. Mirsky
         -------------------
         Ellis R. Mirsky
         Vice President

Attest:

         /s/ Eleanor Carlson
         -------------------
         Eleanor Carlson
         Assistant Secretary

                              CERTIFICATE OF MERGER
                                       Of

                  PEQUANNOCK VALLEY CLAIM SERVICE COMPANY, INC.
                            (a Delaware corporation)
                                      Into

                  BUILDING MATERIALS MANUFACTURING CORPORATION
                            (a Delaware corporation)

                         pursuant to Section 251 of the
                General Corporation Law of the State of Delaware


         Building Materials Manufacturing Corporation, a Delaware corporation ("BMMC"), hereby certifies the following information relating to the merger of Pequannock Valley Claim Service Company, Inc., a Delaware corporation ("Pequannock"), with and into BMMC (the "Merger").

1. The names and states of incorporation of BMMC and Pequannock, which are the constituent corporations in the Merger (the "Constituent Corporations"), are:

Name                                                          State

Pequannock Valley Claim Service Company, Inc.                 Delaware

Building Materials Manufacturing Corporation                  Delaware

2. The Agreement and Plan of Merger, dated as of December 29, 2000 (the "Merger Agreement"), between Pequannock and BMMC, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of
Section 251 (c) of the General Corporation Law of the State of Delaware.

3. The corporation surviving the Merger shall be Building Materials Manufacturing Corporation, a Delaware corporation (the "Surviving Corporation").

4. The Certificate of Incorporation of BMMC shall be the Certificate of Incorporation of the Surviving Corporation.

5. The executed Merger Agreement is on file at the executive offices of the Surviving Corporation at 1361 Alps Road, Wayne, New Jersey 07470, Attention:
Chief Executive Officer.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of BMMC or Pequannock.





IN WITNESS WHEREOF, Building Materials Manufacturing Corporation has caused this Certificate of Merger to be executed on the 29th day of December, 2000.

7. The Merger shall become effective on January 1, 2001.

BUILDING MATERIALS
MANUFACTURING CORPORATION
(a Delaware corporation)


By: /s/ Richard A. Weinberg
    -----------------------
Richard A. Weinberg
Executive Vice President,
General Counsel and Secretary

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                                                STATE OF DELAWARE SECRETARY OF
                                                STATE DIVISION OF CORPORATIONS
                                                   FILED 09:00 AM 03/12/2002
                                                      020057886 - 2981174

                     CERTIFICATE OF CORRECTION OF MERGER OF

                  PRQUANNOCK VALLEY CLAIM SERVICE COMPANY, INC.

                                  WITH AND INTO

                  BUILDING MATERIALS MANUFACTURING CORPORATION

         Building Materials Manufacturing Corporation ("BMMC") a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. A Certificate of Merger (the "Certificate") was filed with the Secretary of State of the State of Delaware on December 29, 2000 with respect to the merger of Pequannock Valley Claim Service Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, with and into BNWC. Pequannock Valley Claim Service Company, Inc. and BMMC both are wholly owned subsidiaries of Building Materials Corp. of America ("BMCA"), also a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. Said Certificate contains an inaccurate record of the corporate action taken therein, and was erroneously executed, and correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware therefore is required.

         2. The inaccuracy and error with respect to said Certificate is as follows: the merger was not intended by, and was the result of a mistake by,

BMMC and Pequannock Valley Claim Service Company, Inc. Said Certificate therefore is an inaccurate record of the intended corporate action and was erroneously executed by BMMC. As both Pequannock Valley Claim Service Company, Inc, andd BMMC are wholly owned subsidiaries of BMCA, this correction will not affect or prejudice any person.

         3. By virtue of the above inaccuracy and error the Certificate of Merger of Pequannock Valley Claim Service Company, Inc. with and into Building Materials Manufacturing Corporation shall be rendered null and void.

         Building Materials Manufacturing Corporation has corporate seal to be hereunto affixed and this Certificate of Correction to be signed by Richard A. Weinberg, its authorized officer, this 7th day of March, 2002.

         By:    /s/ Richard A. Weinberg
                --------------------------
         Title: Executive Vice President